Exhibit 10.32

March 2, 2006

Tom Kampfer

Via interoffice mail

Dear Tom:

Iomega is very pleased to offer you these amendments to your original employment agreement dated July 20, 2001. With your recent appointment to President and Chief Operating Officer, we felt that it was appropriate to make a full review your compensation package. In your new role, initially both Product Generation groups, Operations, legal, HR and IT will report to you. You will also continue in the interim CFO role until that role is filled on permanent basis. Your work location will continued to be based in San Diego, California and you will be reporting directly to me. We are excited about our future and look forward to your continuing contributions in your new role to Iomega’s success.

Your new compensation package includes:

•	A base salary that equates to $355,000 annually, paid on a bi-weekly basis.
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Participation in the Iomega Incentive Bonus Program, with an annual incentive target payment equal to 75% of your annual base salary, subject to the terms of the Incentive Bonus Program. This program has a potential payout of up to two times target level for exceeding goals and you will be guaranteed a minimum 100% payout for the 2006 plan year. This payment will be reduced by the $50,000 you have received in the January-February, 2006 period.

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An option to purchase125,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on the date this compensation program is approved by the Compensation Committee; the Fair Market Value of the stock is determined by the average of the high and low price on the day you begin employment. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary. All options are subject to the terms of a stock option agreement, which contains non-competition and non-solicitation provisions.

•	An increase of your Executive Life coverage to a $1 million face value policy subject to underwriting.
•	A new Executive Retention Agreement (Change in Control) with an 18 month income protection level.
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If your employment is terminated or “constructively terminated” --other than for “cause” as defined below--you will receive: 12 months base salary; a prorated portion of your target bonus award for the year in which such termination occurs, so that if (for example) you worked three months you would receive 3/12 of the target bonus for the year (this payment shall be spread over the 12 months following your termination) and; a payment equivalent to the cost of COBRA continuation of your benefits for a period of 12 months, provided you provide all reasonably requested assistance and cooperation during those 12 months and you have signed a separation agreement and full release.

Iomega Corporation • 10955 Vista Sorrento Pkwy San Diego, CA 92130 tel: 858-314-7000 fax: 858-314-7001 www.iomega.com

March 2, 2006

Tom Kampfer

“Cause” means: a) A violation of law that would materially injure Iomega or materially impact employee’s ability to perform for Iomega, b) A material breach of the Iomega Code of Conduct, or non-solicitation, non-competition or non-disclosure obligations owed by employee to Iomega, c) A material failure to perform employee’s job responsibilities after being notified in writing of the deficiency and the failure to cure such deficiency within thirty days, or c) The commission of an act of fraud, embezzlement or crime involving moral turpitude. “Constructively terminated” means: x) A materially adverse alteration in the nature and status of employee’s job responsibilities, title or reporting structure, y) A material reduction in employee’s annual base salary, bonus plan, or any other benefit, or z) the non-voluntary relocation of employee’s primary work location more than 50 miles from San Diego, California.

Any terms of your original offer letter not specifically addressed in the agreement will remain in effect. The changes outlined herein are subject to approval by the Iomega Board of Directors’ Compensation Committee and will be retroactively effective to the date of your appointment as President and COO.

Nothing in this offer constitutes an alteration to your at-will relationship with Iomega. This means that both you and Iomega retain the right to sever the employment relationship at any time, for any reason or no reason, and with or without notice.

To accept these revised terms to your original offer, please sign and return before March 3, 2006. Please fax this signed offer letter to Anna Aguirre.

If you have any questions, please contact me or Anna. Tom, I am very excited to have you recommit to your career at Iomega and look forward to working closely with you as we return the company to success.

Sincerely,

Jonathan S. Huberman
CEO and Vice Chairman

_/s/ Thomas D. Kampfer____________ _March 7, 2006_
Signed and Accepted Date

Iomega Corporation 10955 Vista Sorrento Pkwy San Diego, CA 92130 tel: 858-314-7000 fax: 858-314-7001 www.iomega.com